AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                                  BY AND AMONG


                               BE AEROSPACE, INC.,


                              BE ACQUISITION CORP.,


                           AEROSPACE INTERIORS, INC.,


                  GREGORY AND DEBORAH FODELL PARTNERSHIP, LTD.,


                 GREGORY AND DEBORAH FODELL PARTNERSHIP II, LTD.

                                       AND

                                GREGORY N. FODELL





                                 MARCH 27, 1998




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                               TABLE OF CONTENTS


1.    Definitions............................................................1
            1.1.  Rules of Construction......................................9

2.    The Merger............................................................10
            2.1.  Constituent Corporations; Surviving Corporation...........10
            2.2.  Articles of Incorporation and By-Laws of the Surviving
                    Corporation.............................................10
            2.3.  Directors and Officers of the Surviving Corporation.......10
            2.4.  Conversion of the Shares..................................10
            2.5.  The Closing...............................................11
            2.6.  Deliveries at the Closing.................................11
            2.7.  Surrender of Shares; Stock Transfer Books.................11
            2.8.  Further Assurances........................................12

3.    Representations and Warranties of the Sellers.........................12
            3.1.  Organization of the Company...............................12
            3.2.  Capitalization and Ownership of the Company...............13
            3.3.  Authorization of Transaction..............................13
            3.4.  Noncontravention..........................................14
            3.5.  Brokers' Fees.............................................14
            3.6.  Title to Assets...........................................14
            3.7.  All Assets Necessary to Conduct Business..................14
            3.8.  Subsidiaries..............................................15
            3.9.  Financial Statements......................................15
            3.10. Indebtedness; Guarantees..................................15
            3.11. Absence of Changes........................................15
            3.12. Absence of Undisclosed Liabilities........................17
            3.13. Legal and Other Compliance................................18
            3.14. No Material Adverse Change................................18
            3.15. Taxes.....................................................18
            3.16. Property, Plant and Equipment.............................20
            3.17. Intellectual Property.....................................22
            3.18. Inventories...............................................24
            3.19. Contracts.................................................25
            3.20. Notes and Accounts Receivable.............................26
            3.21. Powers of Attorney........................................27
            3.22. Insurance and Risk Management.............................27
            3.23. Litigation................................................28
            3.24. Product Warranties; Defects; Liability....................28


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            3.25. Employees.................................................28
            3.26. Employee Benefits.........................................29
            3.27. Environment, Health, and Safety...........................31
            3.28. Affiliated Transactions...................................33
            3.29. Government Contracts......................................33
            3.30. Distributors, Customers, Suppliers........................33
            3.31. No Illegal Payments.......................................34
            3.32. Books and Records.........................................34
            3.33. Consents..................................................34
            3.34. Disclosure................................................34
            3.35. Officers and Employees....................................34
            3.36. Investment Intent; Related Matters, including Securities
                    Law Matters.............................................35

4.    Representations and Warranties of the Buyer and Acquisition...........36
            4.1.  Organization of the Buyer.................................36
            4.2.  Authorization of Transaction..............................36
            4.3.  Noncontravention..........................................36
            4.4.  Brokers' Fees.............................................36
            4.5.  Investment Intent.........................................36
            4.6.  Status of B/E Common Stock................................37
            4.7.  Information Concerning Buyer..............................37
            4.8.  No Reliance...............................................37

5.    Covenants.............................................................37
            5.1.  General...................................................37
            5.2.  Notices and Consents......................................37
            5.3.  Operation of Business.....................................37
            5.4.  Preservation of Business..................................38
            5.5.  Full Access...............................................38
            5.6.  Notice of Developments....................................38
            5.7.  Exclusivity...............................................38
            5.8.  Title Insurance...........................................38
            5.9.  Access to Records after Closing...........................38
            5.10. Escrow of Shares Pending Resolution of Certain
                    Pre-Closing Matters.....................................39
            5.11. Pooling of Interests Accounting Treatment.................41
            5.12. Plan of Reorganization and other Tax Matters..............41
            5.13. Registration Rights.......................................42
            5.14.   Insurance...............................................49
            5.15. Future Assurances.........................................49



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6.    Conditions to Obligation to Close.....................................50
            6.1.  Conditions to Obligation of the Buyer.....................50
            6.2.  Conditions to Obligations of the Sellers..................52

7.    Confidentiality.......................................................53

8.    Noncompetition........................................................53

9.    Indemnification.......................................................54
            9.1.  Survival of Representations and Warranties................54
            9.2.  Indemnity by Sellers......................................54
            9.3.  [Reserved]................................................55
            9.4.  Indemnity by Buyer........................................55
            9.5.  Matters Involving Third Parties...........................55
            9.6.  Other Indemnification Provisions..........................57
            9.7.  Exclusive Remedy. ........................................57

10.   Termination...........................................................57
            10.1. Termination of Agreement..................................57
            10.2. Effect of Termination.....................................58

11.   Miscellaneous.........................................................58
            11.1. Press Releases and Public Announcements...................58
            11.2. No Third Party Beneficiaries..............................58
            11.3. Entire Agreement..........................................58
            11.4. Succession and Assignment.................................58
            11.5. Counterparts..............................................58
            11.6. Headings..................................................58
            11.7. Notices...................................................58
            11.8. Governing Law.............................................60
            11.9. Amendments and Waivers....................................60
            11.10.Severability..............................................60
            11.11.Expenses..................................................60
            11.12.Construction..............................................60
            11.13.Incorporation of Exhibits and Schedules...................61
            11.14.Specific Performance......................................61
            11.15.Arbitration...............................................61
            11.16.Waiver of Jury Trial......................................62



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                                   Exhibits


A    -  Letter of Instruction to Escrow Agent

B    -  Articles of Merger

C    -  Financial Statements

D    -  Form of Employment, Consulting and Noncompetition Agreement

E    -  Form of Opinion of Bracewell & Patterson, counsel to the Company and the
        Sellers

F    -  Form of Opinion of Ropes & Gray, counsel to the Buyer


                                  Schedules

Disclosure Schedule -- Exceptions to Representations and Warranties

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

       This Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into on March 27, 1998, by and among (i) BE AEROSPACE, INC., a Delaware corporation (the "Buyer"), (ii) BE ACQUISITION CORP., a Texas corporation and a wholly-owned subsidiary of the Buyer ("Acquisition"), (iii) AEROSPACE INTERIORS, INC., a Texas corporation (the "Company"), (iv) GREGORY AND DEBORAH FODELL PARTNERSHIP, LTD. and GREGORY AND DEBORAH FODELL PARTNERSHIP II, LTD. (collectively, the "Stockholders"), the holders of all of the outstanding capital stock of the Company (the "Shares") and (v) Gregory N. Fodell ("Mr. Fodell" and collectively with the Stockholders, the "Sellers"). The Buyer, Acquisition, the Company and the Sellers are collectively referred to herein as the "Parties."

                                    RECITALS

    1. This Agreement contemplates a transaction in which Acquisition will be merged with and into the Company as a result of which the Company will be the surviving corporation and a wholly-owned subsidiary of Buyer, upon the terms and subject to the conditions set forth herein and pursuant to the Business Corporation Act of the State of Texas (the "Texas BCA"). The Parties intend that this transaction will constitute a "reorganization" described in ss. 368(a)(2)(E) of the Code (as hereinafter defined) and that the Buyer will be able to account for the acquisition on a "pooling of interests" method (as such term is used in Accounting Principles Board Opinion No. 16).

    2. Mr. Fodell is a general partner and limited partner of each of the Stockholders and thereby has control of, and a substantial portion of the economic interest in, such entities and, as a result, will receive a substantial portion of the economic benefits of the transactions contemplated hereby. Buyer has informed Mr. Fodell that Buyer would not be willing to enter into this Agreement without Mr. Fodell being a party hereto on the terms and conditions set forth herein, and Mr. Fodell wishes to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

                                    AGREEMENT

    Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  Definitions.

    "Acquisition" has the meaning set forth in the preamble.


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    "Affiliate" means, as to the Company (or, if another Person is specified, as to such other specified Person), (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or such specified Person), including without limitation, in the case of the Company, each Seller, (ii) any Person who is or has been within two years of the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock of any Person referred to in clause (i) above and the members of the immediate family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person), and (iii) each Person of which the Company (or such specified Person) or an Affiliate (as defined in clauses (i) or (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest.

    "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

    "Aggregate Merger Consideration Amount" means $5,605,772.82.

    "Agreement" has the meaning set forth in the preamble.

    "Articles of Merger" means the articles of merger attached as Exhibit B hereto.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that could reasonably be expected to form the basis for any specified consequence.

    "B/E Common Stock" means the common stock of the Buyer, par value $0.01 per share.

    "B/E Shares" has the meaning set forth in ss. 2.4.

    "Buyer" has the meaning set forth in the preamble.

    "Certificates" has the meaning set forth in ss. 2.7(a).

    "Chemical Substance" means any chemical substance, including but not limited to any (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluoracarbons; and (vii) other substance, material or waste, which is identified or regulated under any Environmental Law or Safety Law, as now and hereinafter in effect, or other comparable laws.

    "Class A Common Stock" has the meaning set forth in ss. 3.2.


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    "Class B Common Stock" has the meaning set forth in ss. 3.2.

    "Closing" has the meaning set forth in ss. 2.5.

    "Closing Date" has the meaning set forth in ss. 2.5.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" has the meaning set forth in the preamble.

    "Company Common Stock" has the meaning set forth in ss. 3.2.

    "Confidential Information" means any and all material information concerning the affairs of any Party or its Affiliates other than that information which is already generally known by or readily obtainable by the public through no fault of another Party.

    "Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

    "Controlled Group of Corporations" has the meaning set forth in Code ss.
1563.

    "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. ss. 1.1502- 13.

    "Disclosing Party" has the meaning set forth in ss. 7.

    "Disclosure Schedule" has the meaning set forth in ss. 3.

    "Effective Date" means the date on which the Effective Time occurs.

    "Effective Time" means the time at which the Articles of Merger shall be duly filed in the office of the Secretary of State of the State of Texas, which in any event shall be as soon as practicable immediately following the Closing.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c)


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qualified defined benefit retirement plan or arrangement which is an Employee
Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or (e) profit sharing, bonus, stock option, stock purchase, equity, stock appreciation, deferred compensation, incentive, severance plan or other benefit plan.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

     "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

    "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, each, as amended or hereinafter in effect and any other federal, state, local or foreign Law or legal requirement, as now or hereinafter in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (c) exposure of persons, including employees, to any Chemical Substance; (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance; (e) the pollution, protection or clean up of the Environment; or (f) noise.

    "Environmental Liabilities and Costs" means all Losses incurred: (i) to comply with any Environmental Law; (ii) as a result of a Release of any Chemical Substance; or, (iii) as a result of any environmental conditions present at, created by or arising out of the past or present operations of Sellers or the Company through the Closing Date or of any prior owner or operator of a facility or site at which Sellers or the Company now operate or have previously operated.

    "Environmental Permit" means any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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    "Escrow Agent" has the meaning set forth in ss. 5.10.

    "Escrowed Shares" has the meaning set forth in ss. 2.4.

    "Extremely Hazardous Substance" has the meaning set forth in ss. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Fiduciary" has the meaning set forth in ERISA ss. 3(21).

    "Financial Statements" has the meaning set forth in ss. 3.9.

    "Formula Price Per Share" means $27.765625.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "Indebtedness" has the meaning set forth in  ss. 3.10.

    "Indemnified Party" has the meaning set forth in ss. 9.5(a).

    "Indemnifying Party" has the meaning set forth in ss. 9.5(a).

    "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology; (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the business of the Company; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

    "Knowledge" means actual knowledge after reasonable investigation and, when used with respect to the Sellers or the Company, shall include the knowledge of each member of the Management Group.

    "Laws" means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

    "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether

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liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

    "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of the Company as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due in the case of (i) - (v), which have been incurred in the Ordinary Course of Business.

    "Losses" has the meaning set forth in ss. 9.2.

    "Management Group" has the meaning set forth in ss. 3.35.

    "Material Adverse Effect" means any adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company which, when considered either singly or in the aggregate together with all other such effects with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company taken as a whole.

    "Merger" shall mean the merger of Acquisition with and into the Company, with the Company being the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger.

    "Most Recent Balance Sheet" has the meaning set forth in ss. 3.9.

    "Most Recent Financial Statements" means the Financial Statements for the Most Recent Fiscal Year End.

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    "Most Recent Fiscal Year End" has the meaning set forth in ss. 3.9.

    "Multiemployer Plan" has the meaning set forth in ERISA ss. 3(37).

    "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

    "Party" and "Parties" have the meanings set forth in the preamble.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Per-Share Consideration Amount" means an amount equal to (x) the Aggregate Merger Consideration Amount divided by (y) the aggregate number of shares of Company Common Stock outstanding at the Effective Time.

    "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Products" means all current products and services of the Company, any subsequent versions of such products or services currently being developed, any products or services currently being developed by the Company which are designed to supersede, replace or function as a component of such products or services, and any upgrades, enhancements, improvements and modifications to the foregoing.

    "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

    "Public Offering" has the meaning set forth in ss. 5.13(a)(ii)

    "Registrable Securities" has the meaning set forth in ss. 5.13(a)(i).

    "Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment that may cause an Environmental Liability and Cost (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

    "Release Date" has the meaning set forth in ss. 5.10(a).

    "Reportable Event" has the meaning set forth in ERISA ss. 4043.


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    "Safety Laws" means any federal, state, local and foreign Law or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to (a) exposure of employees to any Chemical Substance or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, use, storage, disposal, cleanup or removal of any Chemical Substance.

    "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of the Company through the Closing Date.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Sellers" has the meaning set forth in the preamble.

    "Shares" has the meaning set forth in the preamble.

    "Subsidiary" means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner or at least a majority of whose ownership interests is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iv) any limited liability company at least a majority of whose ownership interests is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For the purposes of this definition, "voting stock" or "ownership interests" means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

    "Surviving Corporation" has the meaning set forth in ss. 2.1.


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    "Tax" or "Taxes" means taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks , electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

    "Texas BCA" has the meaning set forth in the recitals.

    "Third Party Claim" has the meaning set forth in ss. 9.5(a).

    "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

    1.1. Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) "herein", "hereby", "hereunder", "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall include the singular and the plural; (c) wherever used herein, any pronoun shall be deemed to include both the singular and plural and to cover all genders; (d) except as otherwise stated herein, all references or citations in this Agreement to statutes or regulations or statutory regulatory provisions, shall, when the context requires, be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or

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provisions; and (e) any references herein to a particular Section, Article,
Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement unless another agreement is specified.

2.  The Merger.

    2.1. Constituent Corporations; Surviving Corporation. Acquisition and the Company shall be the constituent corporations to the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Acquisition shall be merged with and into the Company in accordance with the Texas BCA, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the identity and separate existence of Acquisition shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the State of Texas as a wholly-owned subsidiary of Buyer. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers, franchises, properties and other interests of the Company and Acquisition.

    2.2. Articles of Incorporation and By-Laws of the Surviving Corporation. From and after the Effective Time and thereafter until amended as provided by law, (i) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquisition, except that the name of the Surviving Corporation shall be "Aerospace Interiors, Inc." and (ii) the Bylaws of the Surviving Corporation shall be the By-laws of Acquisition.

    2.3. Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately following the Merger shall be the directors and officers of Acquisition immediately prior to the Merger and all such directors and officers shall hold office until their respective successors are duly elected and qualified.

    2.4. Conversion of the Shares. At the Effective Time by virtue of the Merger and without any action on the part of Acquisition or any Seller:

       (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to ss. 2.4(b)) shall be canceled and shall be converted automatically into the right to receive a number of shares of B/E Common Stock equal to (w) the Per-Share Consideration Amount divided by (x) the Formula Price Per Share; provided, however, that (y) a portion of the shares of B/E Common Stock issuable pursuant to the Merger in respect of the Shares shall be delivered into escrow and held as specified in ss. 5.10 (all such shares issuable pursuant to the Merger, including the Escrowed Shares, being referred to herein as the "B/E Shares" and said portion of the B/E Shares subject to the escrow provisions of ss. 5.10 being referred to herein as the "Escrowed Shares") and the Escrowed Shares shall be distributed to the Sellers only upon release by the Escrow Agent as provided in ss. 5.10 upon and subject to resolution of the matters referred to in ss. 9.2 and (z) no fractional shares of B/E Common Stock shall be issued pursuant to the Merger, with each Person otherwise entitled to such a fractional share being entitled to cash, payable by check of the Surviving Corporation, in an amount equal to such fractional share valued at Formula Price Per Share.

       (b)Notwithstanding the provisions of paragraph (a) of this ss. 2.4, each Share held in the treasury of the Company and each Share owned by Acquisition or by Buyer immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

       (c)Each share of Acquisition common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    2.5. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bracewell & Patterson in Houston, Texas, commencing at 10:00 a.m. Houston time on March 27, 1998 or such other date as the Parties may mutually determine (the "Closing Date").

    2.6. Deliveries at the Closing. At the Closing, (a) the Sellers will deliver to the Buyer the various certificates, instruments and documents referred to in ss. 6.1, and (b) the Buyer will deliver the certificates, instruments and documents referred to in ss. 6.2.

    2.7.  Surrender of Shares; Stock Transfer Books.

       (a) As promptly as practicable after the Effective Time, each holder (other than the Company, Acquisition or the Buyer, if applicable) of any outstanding certificate or certificates theretofore representing the Shares converted in the Merger as described in ss. 2.4(a) shall surrender the same to the Surviving Corporation for cancellation (the "Certificates"). Upon surrender of a Certificate to the Surviving Corporation, the holder of such certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of B/E Shares to which such holder is entitled pursuant to the Merger (subject to the escrow provisions contemplated by ss.ss. 2.4 and 5.10) and cash in lieu of any fractional share otherwise to be so issued. The Buyer shall take all steps necessary to enable and cause the Surviving Corporation to fulfill promptly its obligations under this ss. 2.7. Subject to the restrictions on transfer referred to in the last sentence of ss. 5.10, if the B/E Shares are to be issued to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of issuance of such B/E Shares that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other

    Taxes required by reason of the issuance of B/E Shares pursuant to the Merger in accordance with ss. 2.4 to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

       (b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall cause the Buyer to issue in exchange for such lost, stolen or destroyed Certificate the B/E Shares deliverable in respect thereof as determined in accordance herewith (subject to the escrow provisions contemplated by ss.ss. 2.4 and 5.11). When authorizing such issue of the B/E Shares in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

       (c) At the close of business on the Effective Date, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made on such books. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

    2.8. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of the Company or Acquisition or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

3. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyer as follows as of the date of this
Agreement:

    3.1. Organization of the Company. The Company is a Texas corporation, duly organized, validly existing, and in good standing under the Laws of the State of Texas. Copies of the articles of incorporation and bylaws of the Company, each as amended to date, have been heretofore delivered to Buyer and are accurate and complete. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in ss. 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by the Company or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect.

    3.2. Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of 1,000,000 shares of Class A Common Stock, $0.10 par value per share (the "Class A Common Stock"), and 1,000,000 shares of Class B Common Stock, $0.10 par value per share (the "Class B Common Stock" and collectively with the Class A Common Stock, the "Company Common Stock"). As of the date hereof, there are issued and outstanding (a) 10,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock, of which no shares are held as treasury stock and 10,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock are held of record and beneficially by the Persons and in the respective amounts set forth on ss. 3.2 of the Disclosure Schedule, free and clear of any Liens, except as set forth in ss. 3.2 of the Disclosure Schedule. All of the outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable. Except as set forth in ss. 3.2 to the Disclosure Schedule, there are no agreements restricting the transfer of, or affecting the rights of any holder of, the shares of Company Common Stock or any other shares of the Company's capital stock, there are no preemptive rights on the part of any holder of any class of securities of the Company and no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, and no authorization therefor has been given. Section 3.2 of the Disclosure Schedule sets forth the names of the record holders of all outstanding options, warrants or other rights to purchase, sell or otherwise dispose of, or rights to exchange or convert into, any shares of the Company's capital stock and the number of shares, exercise prices and expiration dates of such options, warrants or other rights. None of the outstanding shares of capital stock of the Company was issued in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, which violation would have a Material Adverse Effect. Each Stockholder has full right, power and authority to transfer the Shares in the respective amounts as set forth in ss. 3.2 of the Disclosure Schedule to Buyer, free and clear of any Liens, other than as set forth in ss. 3.2 of the Disclosure Schedule.

    3.3. Authorization of Transaction. Each of the Sellers and the Company has the legal capacity, power and authority (including, in the case of the Company, full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Company or the Sellers to authorize and permit the execution and delivery by the Company and the Sellers of this Agreement and the respective instruments required to be executed and delivered by the Company and the Sellers pursuant hereto, the performance by the Company and the Sellers of their respective obligations hereunder, and the consummation by the Company and the Sellers of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Company and the Sellers and constitutes the legal, valid and binding obligation of each of the Company and the Sellers, enforceable in accordance with its terms and conditions.

     3.4. Noncontravention. Except as set forth in ss. 3.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including any of the agreements and instruments required to be delivered pursuant to ss. 2), will (i) violate any Law or other restriction of any government, governmental agency, or court to which any of the Company or the Sellers or any of their property is subject or any provision of the articles of incorporation or by-laws of the Company or the limited partnership agreements of the Sellers or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which any of the Company or the Sellers is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets). Neither the Company nor the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the filing of the Articles of Merger with the Secretary of State of the State of Texas.

     3.5. Brokers' Fees. Except as disclosed in ss. 3.5 of the Disclosure Schedule, none of the Company or the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

     3.6. Title to Assets. Except as disclosed in ss. 3.6 of the Disclosure Schedule, the Company has good and marketable title to, or a valid and subsisting leasehold interest in, and the power to sell the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     3.7. All Assets Necessary to Conduct Business. The assets, properties and rights of the Company reflected in the Most Recent Balance Sheet comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Company in, and, in the reasonable opinion of the management of the Company, necessary to, the conduct of the Company's business as currently conducted.

     3.8. Subsidiaries. The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock of any partnership or other ownership interest in, or any other security issued by, any other Person.

     3.9. Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 1994, 1995, 1996 and 1997 (December 31, 1997 being the "Most Recent Fiscal Year End") and an unaudited consolidated balance sheet as of January 31, 1998 (the January 31, 1998 balance sheet being the "Most Recent Balance Sheet") for the Company. Except as disclosed in ss. 3.9 of the Disclosure Schedule, the Financial Statements, are correct and complete and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods and are consistent with the books and records of the Company.

     3.10. Indebtedness; Guarantees. Except as set forth in the Most Recent Balance Sheet, the Company has no indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), or capital lease obligations, conditional sale or other title retention agreements ("Indebtedness"). The Company is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

     3.11. Absence of Changes. Since the Most Recent Fiscal Year End and except as disclosed in ss. 3.11 of the Disclosure Schedule, the Company has conducted its business only in the Ordinary Course of Business and there has not been:

          (a) any sale, lease, transfer, or assignment of any of the Company's assets, tangible or intangible, other than sales of inventory for a fair consideration in the Ordinary Course of Business;

          (b) any Contractual Obligation (or series of Contractual Obligations) entered into by the Company other than in the Ordinary Course of Business and in an amount not in excess of $10,000;

          (c) any acceleration, termination, modification, or cancellation of any Contractual Obligation (or series of Contractual Obligations) to which the Company is a party or by which it or any of its assets is bound;

          (d) any creation or imposition of any Lien upon any of the Company's assets, tangible or intangible;

          (e) any capital expenditure (or series of related capital expenditures) involving more than $10,000 singly or $50,000 in the aggregate;

          (f) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (g) any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

          (h) any delay or postponement of payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

          (i) any cancellation, compromise, waiver, or release of any right or claim or Indebtedness (or series of related rights and claims);

          (j) any grant of any license or sublicense of any rights or modified any rights under or with respect to, or entered into any settlement regarding any infringement of its rights to, any Intellectual Property;

          (k) any issuance, sale, or other disposition of any capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of capital stock;

          (l) any dividend or distribution (whether in cash or in kind) or repurchase, redemption or retirement any of capital stock;

          (m) any threat or notification, orally or in writing, that one or more material distributors, customers or suppliers have terminated or intend to terminate or are considering terminating its business relationships or have modified or intend to modify such relationships with the Company in a manner which is less favorable to the Company or have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable terms and conditions as provided to the Company on the date of the Most Recent Balance Sheet Date or any actual termination or modification of such relationships and neither the Sellers nor the Company have any Knowledge of any Basis for such termination or modification;

          (n) any damage, destruction, or loss (whether or not covered by insurance) to its property in the aggregate in excess of $ 10,000;

          (o) any loan to, or any other transaction with, any of the Company's Affiliates or, outside the Ordinary Course of Business, with any other employee;

          (p) any employment Contractual Obligation or collective bargaining agreement, written or oral, or modification of the terms of any existing such Contractual Obligation or agreement;

          (q) any increase, modification or change in the compensation, bonus structure or benefits of any of the Company's directors, officers, consultants, agents and employees outside the Ordinary Course of Business;

          (r) any adoption, amendment, modification or termination of any Employee Benefit Plan or other plan, contract, or commitment for the benefit of any director, officer, consultant, agent or employee of the Company (or taken any such action with respect to any other Employee Benefit Plan);

          (s) any payment pursuant to any Employee Benefit Plan or other plan, contract or commitment for the benefit of any director, officer, consultant, agent or employee of the Company;

          (t) any modification or change in the employment terms for any of its directors, officers, consultants, agents or employees outside the Ordinary Course of Business;

          (u) any pledge to make or any charitable or other capital contribution and no such contribution was made;

          (v) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company which could reasonably be expected to have a Material Adverse Effect;

          (w) any Contractual Obligation entered into pursuant to which a party thereto is entitled to a commission based on sales to or revenues or profits derived from one or more customers, success fees, finders fees or other compensation related to sales; and

          (x) any commitment to any of the foregoing by any of the Company or the Sellers.

     3.12. Absence of Undisclosed Liabilities. The Company has no Liability (and, to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any Seller giving rise to any Liability of the Company), except for (i) Liabilities disclosed in the Disclosure Schedule or not required to be disclosed in the Disclosure Schedule because of a materiality qualifier in a representation or warranty; (ii) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
(iii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which Liabilities referred to under subsection (iii) of this ss. 3.12 results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law, and none of which could lead to a Material Adverse Effect).

     3.13. Legal and Other Compliance. Except as disclosed in ss. 3.13 of the Disclosure Schedule, the Company is, and at all times prior to the date of this Agreement has been, in compliance in all material respects with all applicable Laws the violation of which could have a Material Adverse Effect and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Except as disclosed in ss. 3.13 of the Disclosure Schedule, neither the transfer of the Shares to the Buyer and consummation of the transactions contemplated hereby nor use of any of the properties of the Company nor the conduct of its business conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of its charter or by-laws or any Lien, Contractual Obligation or Law to which the Company is a party or by which it or any of its assets may be bound or affected. None of the Company or the Sellers has Knowledge of any proposed governmental taking or condemnation which would be applicable to the Company's business, operations or properties and which could lead to a Material Adverse Effect.

     3.14. No Material Adverse Change. Since the date of the Most Recent Financial Statements, there has not been any change which has resulted in a Material Adverse Effect and to the Knowledge of the Sellers no event has occurred or circumstances exists that may reasonably be expected to result in such a Material Adverse Effect.

     3.15.     Taxes.

          (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Except as disclosed in ss. 3.15 of the Disclosure Schedule, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Company or the Sellers has Knowledge based upon contact with any such authority. Except as set forth in ss. 3.15 of the Disclosure Schedule, (i) no federal, state, local, and foreign income Tax Returns filed with respect to the Company have been audited and (ii) none are currently open or the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company for the last three taxable years.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in ss. 3.15 of the Disclosure Schedule, there are no powers of attorney with respect to Taxes of the Company currently in force.

          (e) The Company is not nor has it been a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return. The Company does not have any Liability for the Taxes of any Person other than the Company under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign
     Law), as a transferee or successor, by contract, or otherwise.

          (f) The Company has not filed a consent under Code ss. 341(f) concerning collapsible corporations. The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.ss. 162, 280G or 404. The Company has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss. 6662.

          (g) Section 3.15 of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date, (i) the Tax basis of the Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution adjustments under Code ss. 481 and other Tax attributes of the Company; and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any Deferred Intercompany Transaction.

          (h) The unpaid Taxes of the Company (A) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     3.16.     Property, Plant and Equipment.

          (a) Section 3.16(a)(i) of the Disclosure Schedule lists all real property that Company owns. Except as set forth in ss. 3.16(a)(ii), with respect to each such parcel of owned real property:

               (i) the Company has good and marketable title to the parcel of real property, free and clear of any Lien;

               (ii) there are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property which would adversely affect the use, occupancy, or value thereof;

               (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, and the buildings and improvements are located within the boundary lines of such parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement, the land does not serve any adjoining property for any purpose and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

               (iv) each facility on such parcel has received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the parcel or any portion thereof;

               (vi) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein;

               (vii) there are no parties (other than the Company) in possession of such parcel;

               (viii) each facility located on such parcel is supplied with utilities and other services necessary for the operation of such facility, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting such parcel; and

               (ix) each parcel abuts and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, exclusive, unrestricted appurtenant easement benefitting such parcel, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

          (b) Section 3.16(b) of the Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss. 3.16(b) of the Disclosure Schedule and such leases and subleases have not been amended or modified since the date thereof. With respect to each lease and sublease listed in ss. 3.16(b) of the Disclosure Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (ii) none of the Sellers or the Company, or to their Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iii) no party to the lease or sublease has repudiated any provision thereof;

               (iv) there are no disputes, oral or written agreements, or forbearance programs in effect as to the lease or sublease;

               (v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease;

               (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and

               (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          (c) The Company owns or leases all buildings, real property, improvements, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable, adequate and sufficient for the purposes for which it presently is used and presently is proposed to be used.

     3.17.     Intellectual Property.

          (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Subject to obtaining all necessary consents as disclosed in ss. 3.33 of the Disclosure Schedule, each item of Intellectual Property owned or used by the Company in the business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in ss. 3.17(a) of the Disclosure Schedule, the Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that the Company owns or uses.

          (b) Except as disclosed in ss. 3.17(b) of the Disclosure Schedule, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

          (c) Section 3.17(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to the Company's Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Company's Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.17(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Company. With respect to each item of Intellectual Property required to be identified in ss. 3.17(c) of the Disclosure Schedule:

               (i) except as disclosed in ss. 3.17(c) of the Disclosure Schedule, the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers or the Company, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) Section 3.17(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss. 3.17(d) of the Disclosure Schedule:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) subject to obtaining necessary consents as disclosed in ss.
          3.33 of the Disclosure Schedule, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2);

               (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) to the Knowledge of the Sellers and the Company, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying license;

               (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers and the Company, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (e) To the Knowledge of the Sellers and the Company, the Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Company's business as presently conducted.

     3.18. Inventories. Section 3.18 of the Disclosure Schedule lists all of the inventory that is owned by Persons other than the Company, which is currently being held by the Company for the benefit of such Persons. The inventory owned by the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, substantially all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the Ordinary Course of Business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date and the past custom and practice of the Company. The inventory, taken as a whole, as reflected in the Most Recent Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count and is valued at the lower of cost (on a first-in, first-out basis) or market, consistently applied. Since the Most Recent Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

     3.19. Contracts. Section 3.19 of the Disclosure Schedule lists the following Contractual Obligations (including the Contractual Obligations listed on ss.ss. 3.11, 3.16 and 3.17 of the Disclosure Schedule, but excluding any Contractual Obligations that are terminable by the Company on not more than 30 days notice without penalty) to which the Company is a party:

          (a) any Contractual Obligation (or group of Contractual Obligations) for the lease of personal property to or from any Person providing for lease payments in excess of $ 10,000;

          (b) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involves consideration in excess of $ 10,000;

          (c) any Contractual Obligation concerning a partnership, limited liability company or joint venture;

          (d) any Contractual Obligation (or group of related Contractual Obligations) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $ 10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

          (e) any Contractual Obligation concerning confidentiality or noncompetition;

          (f) any Contractual Obligation relating to the Company, its assets, liabilities or business between or among the Company and its Affiliates;

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, consultants, agents or employees;

          (h)    any collective bargaining agreement;

          (i) any Contractual Obligation providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis in excess of $ 10,000 or providing severance or retirement benefits;

          (j) any Contractual Obligation under which it has advanced or loaned any amount to any of its stockholders, Affiliates, directors, officers, consultants, agents or employees other than in the Ordinary Course of Business;

          (k) any Contractual Obligation under which the consequences of a default or termination could have a Material Adverse Effect;

          (l) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $ 10,000; or

          (m) any Contractual Obligation pursuant to which a party thereto is entitled to a commission based on sales to or revenues or profits derived from one or more customers, success fees, finders fees or other compensation related to sales.

The Company has delivered to the Buyer a correct and complete copy of each written Contractual Obligation listed in ss. 3.19 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contractual Obligation referred to in ss. 3.19 of the Disclosure Schedule. Except as disclosed in ss. 3.19 of the Disclosure Schedule, with respect to each such Contractual Obligation, to the Knowledge of the Sellers and the Company (i) the Contractual Obligation is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to the Buyer obtaining the necessary consents disclosed in ss. 3.33 of the Disclosure Schedule, the Contractual Obligation will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or material default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contractual Obligation; and (iv) no party has repudiated any provision of the Contractual Obligation.

     3.20. Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business subject to no setoffs or counterclaims except as recorded as accounts payable are current and collectible and will be collected in accordance with their terms at their recorded amounts without having to or threaten to resort to any collection efforts or legal proceedings outside the ordinary course of business, except as reflected as net of allowance for bad debts on the face of the Most Recent

Balance Sheet (rather than in any notes thereto or reserve therefor) as adjusted for the passage of time in accordance with the past practice and custom of the Company. The Company has delivered to Buyer as ss. 3.20 of the Disclosure Schedule a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Most Recent Balance Sheet.

     3.21. Powers of Attorney. Except pursuant to this Agreement and the Exhibits hereto and as disclosed in ss. 3.21 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company, in respect of the Company, its assets, liabilities or business.

     3.22. Insurance and Risk Management. Section 3.22 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the business operations of the Company have been a party, a named insured, or otherwise the beneficiary of coverage from the period from January 31, 1997 to the date hereof:

          (a)    the name, address, and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c)    the policy number, the period of coverage and premium; and

          (d) a description of any retrospective premium adjustments or other loss- sensitive premium arrangements.

With respect to each such insurance policy (other than those which have expired in accordance with their terms): (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the transactions contemplated hereby will not result in the cancellation or modification of such policies;
(iii) neither the Company nor, to the Knowledge of the Sellers and the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;
(iv) the Company has delivered true and complete copies of all policies and related indemnity or premium payment agreements to Buyer; (v) the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (vi) above without the consent of the Buyer; and (vii) no party to the policy has repudiated any provision thereof. Section 3.22 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

     3.23. Litigation. Except as disclosed in ss. 3.23 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Sellers' and the Company's Knowledge, threatened, that have a material risk of resulting in a Material Adverse Effect, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement nor, to the Knowledge of the Company and the Sellers, is there any Basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company affecting any of its assets, business or operations under any federal, state or local Law.

     3.24. Product Warranties; Defects; Liability. Each product manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable federal, state, local or foreign Laws, Contractual Obligations and all express and implied warranties, and the Company has no Liability (and to the Knowledge of the Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) which such reserve is adequate to address all such Liabilities. Except as disclosed in ss. 3.24 of the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). The Company has no Liability (and to the Knowledge of the Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and there has been no inquiry or investigation made in respect thereof by any Person including any governmental or administrative agency other than such Liability for which the Company has obtained insurance coverage pursuant to insurance policies listed in ss. 3.22 of the Disclosure Schedule which such policies will remain in full force and effect without modification or increase in premium as a result of the transactions contemplated hereby.

     3.25. Employees. To the Knowledge of the Company and the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with the Company, provided that such persons are offered employment following the Closing on terms that are substantially the same as, or better than, the terms of their existing employment. The Company has not experienced any labor disputes or work stoppage due to labor disagreements. The Company is in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment. The Company is not nor has it ever been a party to any collective bargaining agreements and the Company has not been the subject of any organizational activity.

     3.26.     Employee Benefits.

          (a) Section 3.26 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes relating to current or former employees, officers or directors of the Company.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) materially complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

               (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

               (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code ss. 401(a) is so qualified.

               (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

               (vi) The Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (b) With respect to each Employee Benefit Plan that any of the Company and the Controlled Group of Corporations which includes the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

               (i) Except as disclosed in ss. 3.26(b)(i) of the Disclosure Schedule, no such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

               (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Sellers nor the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

               (iii) The Company has not incurred, and none of the Sellers has any reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) None of the Company or the other members of the Controlled Group of Corporations that has ever included the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (d) The Company does not maintain or contribute to nor has it ever maintained or contributed to, or ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

          (e) At or prior to the Closing, the Company will have terminated all Employee Benefit Plans and Employee Welfare Benefit Plans, and the Buyer shall incur no Liability as a result of such terminations or in respect thereto.

          (f) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefits of any current or former director, officer or employee of the Company.

     3.27.     Environment, Health, and Safety.

          (a)    Except as disclosed in ss. 3.27 of the Disclosure Schedule:

               (i) the Company is and has been in compliance with all applicable Environmental Laws and Safety Laws the violation of which could have a Material Adverse Effect;

               (ii) the Company has obtained, and is and has been in material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of the Company in the manner now conducted and presently proposed to be conducted;

               (iii) the Company has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the business of the Company in the manner now conducted and presently proposed to be conducted;

               (iv) there are no past or present events, conditions or circumstances related to environmental or health and safety matters that are likely to have a Material Adverse Effect or which would interfere with compliance with any Environmental Law or Permit or Safety Law;

               (v) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of the Sellers, former assets, properties, leaseholds, businesses or operations of the Company in respect of off-site storage, transportation or disposal of, or any off-site Release of, a Chemical Substance which reasonably may be expected to give rise to any Environmental Liabilities and Costs;

               (vi) there are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Company, including but not limited to any on-site Storage, use, disposal or Release of a Chemical Substance, which reasonably may be expected to give rise to any Environmental Liabilities and Costs or Safety Liability and Costs;

               (vii) none of the Company or the Sellers or the present or past assets, properties, business, leaseholds or operations of the Company has received or is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that the Company, the Sellers or the past and present assets of the Company are or may be:
          (A) in violation of any Environmental Law; (B) in violation of any Safety Laws; (C) responsible for the on-site or off-site storage or Release of any Chemical Substance; or, (D) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;

               (viii) none of the Company or the Sellers have any reason to believe that the Company will become subject to a matter identified in subsection (vii); and, no investigation or review with respect to such matters is pending or, to the Knowledge of the Company or the Sellers, is threatened, nor has any authority or other third-party indicated an intention to conduct the same;

               (ix) neither the business of the Company nor any of its properties or assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of the shares or the business of the Company or which will impose Liens on any such asset or property or otherwise interfere with or affect the business of the Company;

               (x) Section 3.27 of the Disclosure Schedule lists all property presently or previously leased, owned or operated by the Company and identifies all such property (and the area within that property) that has been used by the Company or, to the Knowledge of the Sellers, by any other Person (including a prior owner or operator) for the storage or disposal of Chemical Substances;

               (xi) Section 3.27 of the Disclosure Schedule lists all off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which or at which Chemical Substances originating from the Company, or its assets, properties or business have been sent (or otherwise have come to be located) in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling;

               (xii) Section 3.27 of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated at any time by the Company and except as disclosed in ss. 3.27 of the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Chemical Substance from any such tank; and

               (xiii) Section 3.27 of the Disclosure Schedule lists all environmental audits, inspections, assessments, investigations or similar reports in the Company's possession or of which the Sellers or the Company have Knowledge relating to the assets, properties, or business of the Company or the compliance of the same with applicable Environmental Laws and Safety Laws.

          (b) For purposes of this ss. 3.27 only, all references to the "Company" are intended to include any and all other entities to which, to the Knowledge of the Sellers, the Company may be considered a successor under applicable Environmental Laws. The representations and warranties in this ss. 3.27 are the only representations and warranties with respect to Environmental Laws or Environmental Liabilities and Costs, or Safety Laws or Safety Liabilities and Costs notwithstanding any other language in this Agreement of general applicability.

     3.28. Affiliated Transactions. Except as set forth in ss. 3.28 of the Disclosure Schedule, the Company is not a party to or bound by any Contractual Obligation with any of the Stockholders or any of its Affiliates or any member of their family and none of the Stockholders, directors or officers of the Company or any of its Affiliates or members of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the business of the Company.

     3.29. Government Contracts. Except as set forth in ss. 3.29 of the Disclosure Schedule, the Company has not been and is not a party to any Contractual Obligation with any federal, state or local government agency.

     3.30. Distributors, Customers, Suppliers. Section 3.30 of the Disclosure Schedule sets forth a complete and accurate list of (i) all of the distributors for the Company's products indicating the specific product, existing Contractual Obligation, if any, with each such distributor and the volume of products distributed, (ii) the ten largest customers (by dollar volume) of the Company during the Most Recent Fiscal Year, indicating the existing Contractual Obligation with each such customer by product and (iii) all suppliers of significant materials or services to the Company, including, without limitation, manufacturing subcontractors, indicating the Contractual Obligation for continued supply from such Person.

     3.31. No Illegal Payments, Etc. None of the Sellers or the Company nor any of their directors, officers, consultants, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non- continuation of which has had or might have a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     3.32. Books and Records. Except as disclosed in ss. 3.32 of the Disclosure Schedule; the books and all corporate (including minute books and stock record books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, Laws and other requirements.

     3.33. Consents. Section 3.33 of the Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter or Contractual Obligation to which such consent relates in connection with the transactions contemplated by this Agreement.

     3.34. Disclosure. The representations and warranties contained in this ss. 3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by Sellers to Buyer pursuant to this Agreement) and any certificate furnished or to be furnished by Sellers to Buyer do not contain and will not contain any untrue statement of a material fact, and the Disclosure Schedule does not omit to state any material fact necessary in order to make the statements and information contained in the Disclosure Schedule not misleading.

     3.35. Officers and Employees. Other than Gregory Fodell, Brian Zaitz, Glen Souder, Jeff Maynard and David Kleb (the "Management Group"), there are no other officers, consultants, agents or principal employees of the Company who have Knowledge of, or possess material information concerning, the financial matters, the operations of, or the conduct of business of, the Company that differs from or is in addition to the Knowledge of such information in the possession of the Management Group.

     3.36. Investment Intent; Related Matters, including Securities Law Matters.

         (a) Each Seller is acquiring the shares of B/E Common Stock to be acquired by such Seller hereunder as a result of the Merger for such Seller's own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, in a manner which is or would be in violation of any applicable Law, including, without limitation, the Securities Act.

         (b) Such Seller understands and agrees that the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger will not be registered or qualified under the Securities Act or state "blue-sky" or other securities laws and therefore cannot be resold unless such resale is registered under the Securities Act and applicable state laws or unless an exemption from such registration requirement is available.

         (c) Such Seller is able to bear the economic risk of holding the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger for an indefinite period of time and is experienced and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the risks and merits of acquiring the shares of B/E Common Stock. Such Seller acknowledges that the shares of B/E Common Stock to be acquired by such Seller pursuant to the Merger will bear a legend to the effect that transfers are restricted unless (i) the transfer is exempt from the registration requirements under the Securities Act and the Buyer receives an opinion of counsel satisfactory to the Buyer to that effect or
     (ii) the transfer is made pursuant to an effective registration statement under the Securities Act.

         (d) Such Seller understands that, except as provided in ss. 5.13, the Buyer is under no obligation to effect a registration of any shares of B/E Common Stock under the Securities Act.

         (e) Such Seller has been provided access to such information and documents regarding the Buyer as such Seller has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Buyer concerning the terms and conditions of this Agreement and the business, assets and condition, financial and otherwise, of the Buyer.

4. Representations and Warranties of the Buyer and Acquisition. The Buyer and Acquisition jointly and severally represent and warrant to the Sellers as follows as of the date of this Agreement:

     4.1. Organization of the Buyer. Each of Buyer and Acquisition is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and Texas, respectively.

     4.2. Authorization of Transaction. Each of Buyer and Acquisition has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Buyer or Acquisition to authorize and permit the execution and delivery by Buyer and Acquisition of this Agreement and the respective instruments required to be executed and delivered by Buyer and Acquisition pursuant hereto, the performance by Buyer and Acquisition of their respective obligations hereunder, and the consummation by the Buyer and acquisition of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Buyer and Acquisition and constitutes the valid and legally binding obligation of the Buyer and Acquisition, enforceable in accordance with its terms and conditions.

     4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any Law or other restriction of any government, governmental agency, or court to which the Buyer or Acquisition is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contractual Obligation to which the Buyer or Acquisition is a party or by which it is bound or to which any of their assets are subject. Neither the Buyer nor Acquisition needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretary of State of the State of Texas and listing of the B/E Shares on the Nasdaq National Market.

     4.4. Brokers' Fees. Neither Buyer nor Acquisition has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

     4.5. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of ss. 2(11) of the Securities Act.

     4.6. Status of B/E Common Stock. When issued to the Sellers pursuant to the Merger, the shares of B/E Common Stock so issued will be duly authorized, validly issued, fully paid and nonassessable.

     4.7. Information Concerning Buyer. The Buyer's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on March 9, 1998, copies of which have been furnished to the Sellers, as of its date did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; and since March 9, 1998, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Buyer and its Subsidiaries, taken as a whole.

     4.8. No Reliance. In executing this Agreement and consummating the transactions contemplated hereby, Buyer has not relied upon any representation, warranty, statement or other information made or provided by the Company, the Sellers or any of their employees, agents or other representatives that is not contained in this Agreement, the Disclosure Schedules or the certificates or other documents required to be delivered by the Company or the Sellers pursuant to this Agreement.

5. Covenants. The Parties agree as follows:

     5.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss. 6).

     5.2. Notices and Consents. The Company and Sellers have given any notices to third parties, and will each use their best efforts to obtain any third party consents, that are required in connection with the transactions contemplated by this Agreement, as set forth in ss. 3.33 to the Disclosure Schedule.

     5.3. Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company (i) will not (A) issue, sell or otherwise dispose of any of its capital stock or grant any options, warranties or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss. 3.11, and (ii) will (A) keep available to Buyer the services of the Company's present officer's, employees, agents and independent contractors and (B) preserve for the benefit of Buyer the goodwill of the Company's customers, suppliers, landlords and others having business relations with it.

     5.4. Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     5.5. Full Access. The Company will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contacts, and documents of or pertaining to the Company.

     5.6. Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in ss. 3 and ss. 4. No disclosure by any Party pursuant to this ss. 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

     5.7. Exclusivity. Neither the Company nor the Sellers will (and the Company will not cause or permit any of its officers, directors, agents or Affiliates
to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets (other than sales of inventory for a fair value in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     5.8. Title Insurance. The Sellers will deliver to the Buyer the most recent title insurance policies and all riders and endorsements thereto for each parcel of real estate that the Company owns.

     5.9. Access to Records after Closing. For a period of five years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this ss. 5.10. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

     5.10. Escrow of Shares Pending Resolution of Certain Pre-Closing Matters. Upon consummation of the Merger, Boston Equiserve, as transfer agent and escrow agent (the "Escrow Agent"), will hold certificates issued in the name of each of the Stockholders representing a portion, rounded to the nearest whole share, of the B/E Shares having a value (calculating the value per share at the Formula Price Per Share) in the aggregate of $499,975 (the "Escrow Amount") in a separate account subject to a global stop order and the Escrowed Shares shall be held and either released to the Sellers or surrendered to the Buyer according to the provisions of this ss.5.10 and the Letter of Instruction in the form attached hereto as Exhibit A to be delivered to the Escrow Agent. The Escrowed Shares of each Seller shall be applied to indemnify and hold harmless the Buyer and its Affiliates against and in respect of any and all Losses specified in ss.
9.2 for which the Buyer and its Affiliates are entitled to indemnification pursuant to the provisions of ss. 9, the amount of such indemnification to be determined as provided in ss. 9; provided, however, that, subject to ss. 9.2, Buyer's recourse against Sellers shall not be limited by the existence or amount of the escrow provided hereunder. Each Seller shall be entitled to vote such Escrowed Shares as are, from time to time, held for such Seller's account as Escrowed Shares and to receive any dividend or distribution thereon (other than dividends or distributions in the form of capital stock of the Buyer or otherwise falling within the definition of "Escrowed Shares" hereunder, which shall be delivered to the Escrow Agent and held as part of the Escrowed Shares).

         (a) Term of Escrow. Except as provided in ss. 5.10(b), the Escrowed Shares shall be released from escrow on the earlier of (i) the date twenty
     (20) days following the date on which the Buyer's independent auditors shall deliver their signed report on their audit of the Buyer's financial statements for the fiscal year ending February 27, 1999, or (ii) the date one year from the Closing Date (such earlier date being hereinafter sometimes referred to as the "Release Date").

         (b) Sale of Shares. In the event that the Sellers notify Buyer of their intent to sell or transfer any of the Escrowed Shares, the Buyer and Sellers shall negotiate in good faith an escrow agreement reasonably satisfactory to both parties to provide for the escrow of the proceeds from any such sale or transfer in accordance with the terms of this Agreement, including without limitation this ss. 5.10, until the Release Date.

         (c) Formula for Number of Escrowed Shares to be Returned to the Buyer. The number of Escrowed Shares to be returned to the Buyer in respect of each Loss for which it is entitled to indemnity hereunder shall be computed by dividing the dollar amount of the Sellers' liability in respect of such Loss by the dollar amount of the Formula Per Share Price (subject to appropriate adjustment in the event of a stock dividend on, or stock split or combination of shares or other recapitalization of, or in respect of, the Escrowed Shares or in the event that other securities or property have been deposited in escrow in connection with any merger, consolidation or liquidation of the Buyer); and such Escrowed Shares to be so returned to the Buyer shall be allocated among the Sellers in proportion to their then respective interests in the Escrowed Shares.

         (d) Certification of Losses, Return of Shares to the Buyer and Delivery of Balance to the Sellers.

          (i) The Buyer may, from time to time, following written notice to and with the written consent of the Sellers given prior to the Release Date, apply all or any part of the Escrowed Shares to the payment, reimbursement, settlement or discharge of any Loss that has occurred or will or may occur by instructing the Escrow Agent to return such Escrowed Shares to the Buyer; provided, however, that such notice shall specify the circumstances of such asserted Loss and the number of Escrowed Shares to be applied in respect thereof.

          (ii) The Buyer shall defer instructing the Escrow Agent to return Escrowed Shares to it if within 10 days after delivery of the notice to the Sellers referred to in ss. 5.10(c)(i):

               (x) it has received written notice from the Sellers claiming that any Losses claimed are not subject to indemnification pursuant to ss. 9.2, in which case such dispute shall be referred to arbitration in accordance with ss. 11.15; or

               (y) it has received written notice stating that the Sellers dispute and intend to defend the Liability, claim or action giving rise to such Loss or potential Loss, provided that, and for so long as, such defense is being conducted by such the Sellers at the expense of the Sellers and in a manner reasonably deemed by the Buyer to be satisfactory and effective to protect the Buyer against such Loss.

             (iii) Promptly after the Release Date, but in no event more than ten days after such date, the Escrowed Shares, or any balance thereof held by the Escrow Agent as to which notice shall not have been given by the Buyer as aforesaid on or prior to the Release Date, shall be delivered to the Sellers; and such Escrowed Shares to be so returned shall be allocated among the Sellers in proportion to their then respective interests in the Escrowed Shares. Any Escrowed Shares held by the Escrow Agent on the Release Date the application of which to an indemnifiable Loss has been deferred pursuant to clause (ii) of this paragraph (c) shall, upon final determination or settlement of the Loss being determined or contested (or, in the event that the Buyer has provided the notice to Sellers provided for in clause (i) of this paragraph (c) and no dispute is raised pursuant to clause (ii) of this paragraph

         (c), upon determination of the amount of such Loss by the Buyer), be applied thereto and any balance delivered to the Sellers in proportion to their then respective interests in the Escrowed Shares.

     5.11. Pooling of Interests Accounting Treatment. The Company and the Sellers acknowledge that the Buyer intends to account for the Merger and the consummation of the transactions contemplated hereby as a "pooling of interests" under generally accepted accounting principles and principles applied by the SEC, all as from time to time in effect. The Company and each Seller acknowledge, represent, warrant and agree that (a) the Company is not and has never been a division or more than 50% owned Subsidiary of any corporation nor been part of an acquisition which was later rescinded, (b) neither the Company nor such Seller has taken, within the previous two years, or will take, prior to the Closing, any action (i) to change the equity interest of the voting common stock of the Company (or amended the terms of any securities of the Company or of any Contractual Obligation relating thereto) in contemplation of the transactions contemplated by this Agreement, including, without limitation, any additional issuance, exchange or retirement of any securities of the Company,
(ii) to permit the Company to reacquire any shares of its voting common stock or
(iii) to permit the Company or any Subsidiary of the Company to dispose of a significant portion of its assets in contemplation of the transactions contemplated by this Agreement, (c) none of the Sellers has entered into any agreement that would restrict any such Person's voting rights with respect to the B/E Shares to be issued pursuant to the Merger in accordance with ss. 2.4,
(d) the ratio of the interest in the Company of each holder of Company Common Stock to each other holder of Company Common Stock will not be changed by the consummation of the transactions contemplated by this Agreement and (e) neither the Company nor any Seller has at any time since January 1, 1996 acquired any shares of B/E Common Stock, nor will any Seller acquire any shares of B/E Common Stock prior to the Closing. In addition, each Seller agrees that such Seller will not sell or otherwise dispose of any of the B/E Shares to be received by such Seller, or in any other way reduce such Seller's risk relative to such B/E Shares, prior to the date on which the Buyer files with the SEC or makes publicly available financial results covering at least 30 days of post-merger combined operations, and that the certificates evidencing the B/E Shares shall bear a legend setting forth the foregoing restriction in the manner required by the corporate laws of the State of Delaware.

     5.12.   Plan of Reorganization and other Tax Matters.

         (a) This Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         (b) Each Seller hereby waives (and releases the Company, the Buyer, Acquisition and their respective Affiliates from) any claims or Liabilities relating to or arising from, any and all Taxes imposed upon such Seller or any of its Affiliates in the event that the Merger and the consummation of the other transactions contemplated hereby are determined not to constitute a reorganization which is Tax-free under
     Section 368 of the Code.

         (c) The parties hereto shall, and shall cause the Company to, provide such necessary information as any other party hereto may reasonably request in connection with the preparation of such party's Tax Returns, or to respond to or contest any audit, prosecute any claim for refund or credit or otherwise satisfy any legal requirement relating to Taxes and the Company.

         (d) The obligations of the parties set forth in this Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by the Buyer, Acquisition and the Sellers.

         (e) There shall be withheld from any amount payable hereunder such amounts as may be required to be withheld under applicable law.

         (f) The Sellers shall be liable for, shall hold the Buyer and the Company harmless against, and agree to pay all sales, transfer, stamp, value added, use, real property transfer and similar Taxes incurred in connection with the transactions contemplated by this Agreement.

         (g) At Closing, the Sellers shall obtain an opinion from their counsel that the Merger and the consummation of the other transactions contemplated hereby will qualify as a Tax-free reorganization pursuant to ss. 368(a) of the Code.

     5.13.   Registration Rights.

         (a)  General.

          (i) Within 120 days after the Closing, the Buyer shall file (and shall use reasonable efforts to cause to become effective as soon as practicable following the date on which the Buyer files with the SEC or makes publicly available financial results covering at least 30 days of post-Merger combined operations of the Buyer and the Company) a registration statement on Form S-3 under the Securities Act, covering the Registrable Securities, which registration statement shall be kept in effect in the manner and for the period specified in ss. 5.13(c)(ii). As used herein, the term "Registrable Securities" shall mean (i) the B/E Shares at any time outstanding and that are owned by any of the Sellers, (ii) any shares of common stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, class of common stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Buyer generally for, or in replacement by the Buyer generally of, such B/E Shares, and (iii) any securities issued in exchange for such B/E Shares in any merger or reorganization of the Buyer; provided, however, that once issued, such B/E Shares and other securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold pursuant to Rule 144 or shall no longer be subject to restriction on resale due to the termination of the holding period requirements (as in effect from time to time) of Rule 144, or (z) they shall have ceased to be outstanding.

          (ii) Whenever the Buyer proposes to register any of its Common Stock for its own or others' account under the Securities Act for a public offering (each a "Public Offering"), the Buyer shall furnish each Seller prompt notice of its intent to do so. Upon the request of any Seller given by written notice to the Buyer in accordance with ss. 11.7 hereof within ten (10) business days after the giving of such notice, the Buyer will use reasonable efforts to cause to be included in such registration all of the Registrable Securities which the Sellers request to be included in the Public Offering. Notwithstanding the foregoing provisions of this clause (ii): (x) if the Buyer is advised in writing by any managing underwriter of the securities being offered pursuant to any Public Offering that the Registrable Securities to be sold by the Sellers exercising incidental ("piggyback") rights to include in such Public Offering is greater than the number of Registrable Securities which can be included in such Public Offering without adversely affecting such Public Offering, the Buyer may reduce pro rata (based upon the number of Registrable Securities requested to be included by the Sellers exercising such "piggyback" rights) the number of Registrable Securities offered for the accounts of such Seller to a number of Registrable Securities deemed satisfactory by such managing underwriter and (y) no holder of Registrable Securities shall have any right of participation or otherwise with respect to any Public Offering on Form S-4 or Form S-8 or any similar form then in effect.

          (iii) Notwithstanding clause (ii) above, on one occasion only the Buyer may postpone taking action with respect to the registration statement referred to above or may require that the Sellers cease making sales under an effective registration statement for a reasonable period of time (not exceeding sixty (60) days), if, in the good faith opinion of the Buyer, effecting the registration or allowing such sales would adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction or would require the Buyer to make public disclosure of information the public disclosure of which could reasonably be expected to have a material adverse effect upon the Buyer.

         (b) Expenses. The Buyer shall pay all expenses incident to the Buyer's performance of or compliance with its obligations under this ss. 5.13 to effect the registration of Registrable Securities required hereunder, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger, shipping and delivery expenses, the fees and disbursement of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, but excluding any legal fees and expenses of counsel retained by the holders of the Registrable Securities being registered, and further excluding any underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, which discounts, commissions and taxes in respect of Registrable Securities shall be payable by the holders thereof (in the case of an underwritten offering and the underwriter's fees, expenses, discounts or commissions, pro rata among such holders in proportion to the number of Registrable Securities being sold by them).

         (c) Further Obligations. Without limiting the foregoing, the Buyer will:

          (i) prepare and file with the SEC, the registration statement on Form S-3 to effect such registration (including such audited financial statements as may be required by the Securities Act) and use its reasonable efforts to cause such registration statements to become effective in the time frame outlined in ss. 5.13(a).

          (ii) prepare and file with the SEC such amendments and supplements to the registration statement referred to above and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply in all material respects with the requirements of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (ii) one hundred twenty (120) days after such registration statement becomes effective and in the event that any Registrable Securities remain unsold at the end of such period, the Buyer may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status;

          (iii) promptly notify each holder of Registrable Securities and the underwriter or underwriters, if any:

             (w) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

             (x) of any written request by the SEC for amendments or supplements to such registration statement or prospectus or for supplemental information;

             (y) of the notification to the Buyer by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of, or of the issuance by the SEC of, any stop order suspending the effectiveness of such registration statement; and

             (z) of the receipt by the Buyer of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

          (iv) furnish to each holder of Registrable Securities included in the registration statement such number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of such holder's Registrable Securities;

          (v) use reasonable efforts to register or qualify all Registrable Securities included in the registration statement under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request which request is made within ten (10) days following the original filing of the registration statement and to keep such registration or qualification in effect for so long as the registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Buyer shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to be so qualified,
         (ii) to consent to general service of process in any such jurisdiction or (iii) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification; and

          (vi) use its reasonable efforts to obtain withdrawal of any order suspending the effectiveness of a registration statement, or the lifting any suspension of qualification (or exemption from qualification) of the offer and sale of any of the Registration Securities in any jurisdiction.

     The Buyer may require each Person whose Registrable Securities are being registered to, and each such holder, as a condition to including Registrable Securities in such registration, shall, furnish the Buyer and any underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Buyer and such underwriters may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, it will promptly notify the Buyer of such change.

     Upon receipt of any notice from the Buyer of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each holder of Registrable Securities will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement until such holder receives copies of a supplemented or amended prospectus from the Buyer and, if so directed by the Buyer, shall deliver to the Buyer (at the Buyer's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Buyer shall give any such notice (or in the event that the Buyer exercises it right under ss. 5.13(a)(iii) to require cessation for up to 60 days of sales under an effective registration statement), the period referred to in paragraph (ii) of this ss. 5.13(c) shall be extended by a number of days equal to the number of days during the period from the giving of such notice from the Buyer to stop trading to the date when the copies of the supplemented or amended prospectus are sent to holders whose Registrable Securities are included in such registration statement (or, in the case of a cessation of trading under ss. 5.13(a)(iii) a number of days equal to the period of time the Buyer so causes cessation of trading under such registration statement). In the event that the SEC issues a stop order suspending the effectiveness of any registration statement filed under this ss. 5.13, the period referred to in paragraph (ii) of this ss. 5.13(c) shall also be extended by a number of days equal to the number of days during which such stop order is in effect.

         (d)  Indemnification.

          (i) The Buyer shall, to the full extent permitted by law, indemnify and hold harmless each seller of Registrable Securities included in the registration statement filed pursuant to this ss. 5.13, its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitration or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Buyer shall not be liable in any such case to the extent that any such Loss (or any claim, action, suit, proceeding, arbitration or investigation in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Buyer by such seller. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such seller.

          (ii) Each Person whose Registrable Securities are included or are to be included in the registration statement filed pursuant to this ss. 5.13, as a condition to including such holder's Registrable Securities in each registration statement, shall to the full extent permitted by law, indemnify and hold harmless the Buyer, its directors and officers, and each other Person, if any, who controls the Buyer within the meaning of the Securities Act, against any Losses to which the Buyer or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitrations or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Buyer by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, amendment or supplement. Notwithstanding any contrary provision of ss. 9.2, the indemnification obligation of the Sellers under this ss. 5.13(c) shall in no way be limited to (and the Buyer shall not be constrained to seek in response to any failure to provide indemnity pursuant to this ss. 5.13(d)) recourse against Escrowed Shares. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Buyer or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Buyer.

          (iii) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraph (i) or (ii) of this ss. 5.13(d), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any Person to give notice as provided herein shall not relieve any other Person of its obligations under the preceding paragraph of this ss. 5.13(d), except to the extent that such other Person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to the foregoing provisions of this ss. 5.13(d) shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

          (iv) If the indemnity and reimbursement obligation provided for in any paragraph of this ss. 5.13(d) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any Losses (or claims, actions, suits, proceedings, arbitrations or investigations with respect thereto) for which indemnification is provided therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or claims, actions, suits, proceedings, arbitration or investigations) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of ss. 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

     5.14. Insurance. After the Closing, the Buyer shall use commercially reasonable efforts to obtain representation and warranty insurance (the "Insurance") for coverage in the amount of $1 million reasonably satisfactory to the Parties and the Sellers agree to use reasonable efforts in assisting the Buyer in obtaining such insurance.

     5.15. Future Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Company, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. The Sellers hereby constitute and appoint Buyer and its successors and assigns as their true and lawful attorneys in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Sellers but on behalf of and for the benefit of the Buyer and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Sellers or otherwise, for the benefit of the Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which the Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the assets of the Company and to do all acts and things in relation to the assets which the Buyer or its successors or assigns reasonably deem desirable.

6. Conditions to Obligation to Close.

     6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) Representations and Warranties. The representations and warranties set forth in ss. 3 shall be true and correct when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct;

         (b) Performance by Sellers. The Sellers shall have performed and complied with all of their covenants, agreements and obligations hereunder through the Closing;

         (c) Consents. The Sellers shall have procured all of the governmental approvals, consents or authorizations and third party consents specified in ss. 3.33 and ss. 5.2;

         (d) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Shares, to operate the former businesses of the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (e) Employment Agreement. Gregory Fodell shall have entered into an Employment Agreement substantially in the form of Exhibit D hereto and the same shall be in full force and effect;

         (f) No Loss of Material Distributors, Customers or Suppliers. None of the Sellers or the Company shall have been threatened or notified, orally or in writing, by one or more material distributors, customers or suppliers that such Persons have, and such Persons shall not have, terminated or intend to terminate or are considering terminating their respective business relationships with the Company or are modifying such relationships with the Company in a manner which is less favorable to the Company or have agreed not to or will not agree to do business with Buyer on and after the Closing on such terms and subject to conditions at least as favorable as provided to the Company prior to Closing and the Sellers have no Knowledge of any facts which would form the Basis therefor;

         (g) Certificates. The Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.ss. 6.1(a)-(f), and (j)-(l) are satisfied in all respects;

         (h) Opinion. The Buyer shall have received from counsel to the Company and the Sellers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

         (i) Due Diligence. The Buyer shall have completed to its satisfaction its due diligence investigation of the Company, including, without limitation, a Phase I study of the land and facility at 419 Van Molan, Houston, Texas;

         (j) No Material Adverse Change. There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect;

         (k) Stockholder Approval. All stockholder approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

         (l) Resignations. The Buyer shall have received the resignations, dated as of the Closing Date, of each officer and director of the Company;

         (m) Affidavit. Each of the Sellers shall have delivered to Buyer an affidavit (in form and substance reasonably satisfactory to Buyer) meeting the requirements necessary to establish that the Sellers are eligible for the exemption from withholding provided by Code ss. 1445(b)(2);

         (n) Pooling Treatment. The Buyer shall be satisfied that there is not a material risk that the transactions contemplated hereby may not be accounted for by the Buyer as a pooling of interests; and

         (o) All Necessary Actions. All actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this ss. 6.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

     6.2. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (a) Representations and Warranties. The representations and warranties set forth in ss. 4 shall be true and correct at and as of the Closing Date;

         (b) Performance by Buyer. The Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

         (c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (d) Certificates. The Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in ss. 6.2(a)-(c) is satisfied in all respects;

         (e) Opinion. The Company and the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Company, and dated as of the Closing Date;

         (f) Tax Opinion. The Sellers shall have received from their counsel an opinion that the Merger and the consummation of the other transactions contemplated hereby will qualify as a Tax-free reorganization pursuant to ss. 368(a) of the Code; and

         (g) All Necessary Actions. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

The Sellers may waive any condition specified in this ss. 6.2 if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7. Confidentiality. Each of the Parties will treat and hold as confidential all of the Confidential Information relating to the other Parties or to the Company or its assets, properties or business, will refrain from using or disclosing to any Person any such Confidential Information (except to their respective counsel, accountants and representatives in connection with this Agreement), and will deliver promptly to the Party who provided the Confidential Information (or, at the request and option of that Party, destroy) all tangible embodiments (and all copies) of such Confidential Information which are in his, her or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify the Party who disclosed such Confidential Information (the "Disclosing Party") promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this ss. 7. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information of another Party to any tribunal or else stand liable for contempt, that such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate. Each of the Sellers also hereby covenants and agrees that on and after the Closing, such Seller shall maintain the confidentiality of any Confidential Information relating to the assets, properties or business of the Company. The Buyer shall have no further obligation under this ss. 7 after the Closing.

8. Noncompetition. (a) Each Seller agrees that, in consideration of the purchase by Buyer hereunder, it shall not, on or prior to the date which is five (5) years after the Closing Date, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his, her or its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the business (including parts and accessories therefor) being conducted at the Closing Date by the Company or relating to products performing functions similar to those of the Products; provided, however, no Seller shall be considered to be in default of this ss. 8 solely by virtue of holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, if equity securities of the same class and type of such corporation or quoted on a stock exchange or an over-the-counter market within the United States.

     (b) Each of the Sellers further agrees that for a period of five (5) years after the Closing Date such Seller will not directly or indirectly, without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Company, the Buyer or any Subsidiary, group, or division of Buyer or any Affiliate thereof leave the employ of Buyer unless such person has been terminated by the Buyer or an Affiliate of Buyer.

9.   Indemnification.

     9.1. Survival of Representations and Warranties. All of the representations and warranties of the Sellers (except for those contained in ss.ss. 3.2 (Capitalization and Ownership of the Company), 3.3 (Authorization of Transaction), 3.5 (Brokers Fees), 3.15 (Taxes) and 3.27 (Environment, Health and Safety)) contained herein or in any document certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect until two years after Closing (the "Survival Period"). The representations and warranties of Sellers contained in ss. 3.27 shall survive the Closing and shall continue in full force and effect for a period of six years thereafter. The representations and warranties of Sellers contained in ss.ss. 3.2, 3.3, 3.5 and 3.15 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The liability of any Party to any other Party for breach of any representations or warranties contained in this Agreement shall be limited to claims for which the Party asserting such claim shall deliver notice to the Party against whom such claim is made prior to the expiration of the Survival Period. All of the representations and warranties of the Buyer contained in ss. 4 shall survive the Closing and shall continue in full force and effect until three years after the Closing. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever.

     9.2. Indemnity by Sellers. The Sellers hereby agree to jointly and severally indemnify, defend and hold harmless Buyer, Acquisition and the Company and each of their directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the "Losses") that results from (a) the inaccuracy or breach of any representation or warranty made by Sellers herein, or resulting from any misrepresentation or breach of warranty or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Sellers hereunder; provided, however, that for purposes of this ss. 9.2(a) all qualifications in the representations and warranties as to materiality, including without limitation Material Adverse Effect, shall be determined as follows (i) with respect to any individual item of Loss or related items of Loss, if such item or items exceed $10,000 and (ii) if the aggregate dollar amount of Losses which would otherwise be indemnifiable pursuant to ss. 9.2(a) exceeds $100,000, in which case the

Sellers will be liable for all Losses and Sellers' liability under ss. 9.2(a); provided, further, that the foregoing limitations shall not apply to any Losses resulting from representations set forth in ss. 3 which were fraudulently made or any breach or inaccuracy of the representations and warranties contained in ss.ss. 3.2, 3.3, 3.5, 3.15 or 3.27 and (b) nonfulfillment of any agreement or covenant of Sellers contained herein or in any agreement or instrument required to be entered into in connection herewith. Sellers' liability under ss. 9.2(a) in respect of Losses shall not exceed (c) in the event that the Buyer obtains the Insurance, $1,500,000 and (d) in the event that the Buyer does not obtain the Insurance, $2,000,000; provided, further, that in the event that the Buyer does not obtain the Insurance, the Sellers shall not be responsible for the first $100,000 of indemnifiable Losses in excess of $500,000. The foregoing limitation shall not apply to any Losses resulting from representations set forth in ss. 3 which were fraudulently made or any breach or inaccuracy of the representations and warranties contained in ss.ss. 3.2, 3.3, 3.5, 3.15 or 3.27. The amounts payable by the Sellers pursuant to this ss. 9.2 shall be net of any proceeds actually received by the Buyer from the Insurance. Buyer shall provide Sellers written notice for any claim made in respect of the indemnification provided in this ss. 9.2, whether or not arising out of a claim by a third party.

     9.3. [Reserved].

     9.4. Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated in respect of any matter that results from the inaccuracy of any representation or warranty made by Buyer herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of Buyer contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer hereunder or any Liabilities of the Company or the Surviving Corporation other than those for which indemnification by the Sellers is expressly provided herein.

     9.5. Matters Involving Third Parties.

         (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss. 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any

     Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
     (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss. 9.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and
     (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

         (d) In the event any of the conditions in ss. 9.5(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss. 9.

     9.6. Other Indemnification Provisions. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against any of the Buyer, the Company or any of their Subsidiaries and other Affiliates solely by reason of the fact that he or it was a director, officer, employee, or agent of the Company or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer or the Company against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable Law, or otherwise).

     9.7. Exclusive Remedy. This Agreement shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Buyer, the Company or Sellers or their respective successors and assigns other than for equitable actions and fraud.

10.  Termination.

     10.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

         (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or Acquisition has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 1998 by reason of the failure of any condition precedent under ss. 6.1 (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

         (c) the Sellers or the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers or the Company has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 30, 1998 by reason of the failure of any condition precedent under ss. 6.2 (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

     10.2. Effect of Termination. If any Party terminates this Agreement pursuant to ss. 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach), other than the provisions of ss.ss. 7,
11.1 and 11.7.

11.  Miscellaneous.

     11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).

     11.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and
(iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

     If to the Sellers:

         Gregory N. Fodell
         16202 Crystal Creek
         Spring, TX  77379

     Copy to:

         Bracewell & Patterson, L.L.P.
         711 Louisiana Street, 26th Floor
         Houston, TX  77002-2781
         Attn:  Charles Still, Esq.

     If to the Buyer or Acquisition:

         BE Aerospace, Inc.
         1400 Corporate Center Way
         Wellington, FL  33414
         Attn:  Thomas P. McCaffrey or Edmund J. Moriarty

     With a copy to:

         B/E Aerospace Services, Inc.
         230 West Blueridge Avenue
         Orange, CA  92865
         Attn:  Sam G. Ayoub

     Copy to:

         Ropes & Gray
         One International Place
         Boston, MA  02110
         Attn:  Winthrop G. Minot, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     11.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.11. Expenses. Each of the Buyer and the Sellers will bear his or its own costs and expenses (including legal and accounting fees and expenses) and the Sellers will bear all of the costs and expenses (including legal and accounting fees and expenses) of the Company incurred in connection with this Agreement and the transactions contemplated hereby. The Company also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Company and the Sellers (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     11.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     11.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.14. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

     11.15.  Arbitration.

          (a) Generally. Except solely as set forth in ss. 11.14 and ss. 11.15(c), each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Parties in accordance with said Rules. In the event the Parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the Parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the Parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by any Party by notice to all other Parties.

          (b) Place of Arbitration. The venue of such arbitration shall be Los Angeles, California or any other place mutually agreed to by Buyer and Sellers.

          (c) Recourse to Courts. Subject to ss. 11.14, the Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this ss. 11.15 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this ss. 11.15 shall prevent any Party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

          (d) Decision of Arbitral Tribunal. In the event of a dispute between the Parties hereunder, each Party shall present an offer of settlement which shall address all issues in dispute such that adoption of such offer of settlement would conclusively settle all items then in dispute. The arbitral tribunal shall be limited in its decision to choosing between the offers of settlement presented to it. The decision of the arbitral tribunal shall be final and binding on the Parties and non-appealable. The Party whose offer of settlement is not chosen by the arbitral tribunal shall pay all of the expenses of the arbitration.

     11.16. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE SELLERS HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

                                      *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                              BE AEROSPACE, INC.

                              By: ______________________________
                              Title: ____________________________


                              BE ACQUISITION CORP.

                              By: ______________________________
                              Title: ____________________________

                              AEROSPACE INTERIORS, INC.

                              By: ______________________________
                              Title: ____________________________


                              GREGORY AND DEBORAH FODELL
                              PARTNERSHIP, LTD.
                                By:  Gregory N. Fodell, as General Partner


                              ----------------------------------

                                By: Deborah Fodell, as General Partner



                              ----------------------------------

                              GREGORY AND DEBORAH FODELL
                              PARTNERSHIP II, LTD.
                                By:  Gregory N. Fodell, as General Partner

                              ----------------------------------

                                By: Deborah Fodell, as General Partner


                              ----------------------------------


                              ----------------------------------
                              GREGORY N. FODELL